Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2009-22
	Morris Moore	Maura Payne
	(336) 741-3116	336-741-6996
Reynolds American to take charge of approximately $47 million related to workforce reduction
WINSTON-SALEM, N.C. — Dec. 16, 2009 — Reynolds American Inc. (NYSE: RAI) said it plans to take a charge of approximately $47 million in the fourth quarter of 2009 in connection with severance and related costs for about 400 R.J. Reynolds Tobacco Company employees who will be leaving the company by 2011.
All employees who will be leaving the company are production associates who had asked that their job be considered for elimination. R.J. Reynolds last offered production associates the opportunity to express interest in receiving a severance package in 2003.
Job eliminations will begin in January, and most will be completed during 2010; a few employees will have release dates in early 2011.
“This is a win-win situation for both employees and the company,” said Tommy L. Hickman, senior vice president of operations for R.J. Reynolds. “No jobs were eliminated unless an employee asked that they be considered for elimination, and we were able to accommodate the wishes of every employee who asked to be considered. Actual release dates for each individual will be determined based on both the needs of the business and any milestones the employee needs to reach in order to be eligible for retirement or other benefits.
“The company benefits from additional streamlining that will better align our staffing level with business requirements and enable our manufacturing operations to phase in new productivity programs over time,” said Hickman. R.J. Reynolds expects to achieve cost savings of approximately $17 million in 2010, which will increase to approximately $30 million in 2011, as a result of the headcount reduction.
Hickman said employees leaving the company will receive two weeks of pay for every year of service, up to a maximum of 78 weeks, along with other retirement- and benefits-related payments.
Web Disclosure
Starting Jan. 1, 2010, RAI’s Web site, www.ReynoldsAmerican.com, will be the primary source of publicly disclosed news about RAI and its operating companies. We will use the Web site as our primary means of distributing quarterly earnings and other company news.

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We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC, Santa Fe Natural Tobacco Company, Inc., and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Winston, Kool and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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